Exhibit 99.1

MeridianLink Completes Debt Refinancing with a New $435 million, 7-Year Credit Facility

COSTA MESA, Calif., Nov. 10, 2021 — MeridianLink, Inc. (NYSE: MLNK), a leading provider of modern software platforms for financial institutions and consumer reporting agencies, today announced that the Company has entered into a Credit Agreement, providing a Term Loan B Facility (the “Facility”) of seven years in the aggregate principal amount of $435 million and a $50 million revolving credit facility. The Facility is rated BBB- by S&P Global Ratings, BB+/RR1 by Fitch Ratings, and B2 by Moody's Investors Service. Proceeds under the new Facility were used to terminate and pay all outstanding amounts due and payable under the Company’s existing senior secured first lien credit facility. The expected initial rate of the Facility will be approximately 3.50%. The Facility may be prepaid with a one percent call premium for the first 6 months, after which it may be prepaid, in whole or in part, without premium or penalty.

“Today’s announcement is a validation of the strong interest in our company, and we are pleased with the subsequent favorable terms of this new credit agreement,” said Chad Martin, chief financial officer of MeridianLink. “These terms reflect our strong balance sheet and financial position and allow us to slightly lower our cash interest rate. In addition, the structure provides the flexibility to enable MeridianLink to continue to invest in our growth initiatives.”

About MeridianLink
MeridianLink® (NYSE: MLNK) is a leading provider of cloud-based software solutions for financial institutions, including banks, credit unions, mortgage lenders, specialty lending providers and consumer reporting agencies. Headquartered in Costa Mesa, California, MeridianLink provides services to more than 1,900 customers, including a majority of the financial institutions on Forbes’ 2021 lists of America’s Best Credit Unions and Banks. Further information can be found at www.meridianlink.com.

Press Contact
Becky Frost
(714) 784-5839
becky.frost@meridianlink.com

Investor Relations Contact
Erik Schneider
(714) 332-6357
InvestorRelations@meridianlink.com